Exhibit 23.9

CONSENT OF MILLER AND LENTS, LTD.
INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the incorporation by reference in Amendment No. 5 to the Registration Statements on Form S-4 (Registration No. 333-199004) of Nabors Red Lion Limited (the “Registration Statement”) relating to the use and inclusion of our letter report dated January 18, 2012, with respect to the proved oil, gas, condensate and natural gas liquids reserves and projected future net revenues associated with these reserves as of December 31, 2011, attributable to the NFR Energy LLC net interests in properties specified by NFR Energy LLC and to all references to our firm which was included in the Registration Statement.

The Registration Statement contained references to certain reports prepared by Miller and Lents, Ltd. The analysis, conclusions, and methods contained in the reports are based upon information that was made available to us at the time the reports were prepared and Miller and Lents, Ltd. has not updated and undertakes no duty to update any results contained in the reports based on the aforementioned information.  While the reports may be used as a descriptive resource, investors are advised that Miller and Lents, Ltd. has not verified information provided by others except as specifically noted in the reports, and Miller and Lents, Ltd. makes no representation or warranty as to the accuracy of such information.  Moreover, the conclusions contained in such reports are based on assumptions that Miller and Lents, Ltd. believed were reasonable at the time of the preparation of the reports and that are described in the reports in reasonable detail.  However, there is a wide range of uncertainties and risks subsequent to the preparation of the reports that are outside our control that may impact these assumptions, including but not limited to, unforeseen market changes, economic changes, natural events, actions of governments or individuals, and changes in or the interpretation of laws and regulations.

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

By	/s/ Carl D. Richard
Carl D. Richard, P.E.
Senior Vice President

Houston, Texas
December 18, 2014

TWO HOUSTON CENTER • 909 FANNIN STREET, SUITE 1300 • HOUSTON, TEXAS 77010

TELEPHONE 713-651-9455 • TELEFAX 713-654-9914 • e-mail: mail@millerandlents.com